                        OREGON METALLURGICAL CORPORATION
                    530 Southwest 34th Avenue - P.O. Box 580
                           Albany, Oregon  97321-0177



                          [logo][REGISTERED TRADEMARK]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 1995

     The annual meeting of the shareholders of Oregon Metallurgical Corporation, an Oregon corporation, will be held in the auditorium of the Company office building at 530 Southwest 34th Avenue in Albany, Oregon, on the 27th day of April, 1995, at 10 o'clock a.m., Oregon Time, for the following purposes:

     (1)  To elect nine directors for the ensuing year;

     (2) Approval of amendment to the Restated Articles of Incorporation regarding rights of employees to nominate persons to the Board of Directors.

     (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record as of the close of business on March 10, 1995, will be entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend, please date, sign and mail the enclosed proxy to avoid the expense of further solicitation. A majority of the outstanding shares must be represented at the meeting in order to transact business, and, whether you own few or many shares, your proxy is important in fulfilling this requirement.

     If you attend the meeting, you may withdraw your proxy and vote in person.


March 24, 1995                          BY ORDER OF THE BOARD OF DIRECTORS
                                        ORVAL N. THOMPSON, Secretary



OREMET [REGISTERED TRADEMARK] is the registered trademark of Oregon Metallurgical Corporation

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 1995

     This statement is furnished in connection with the solicitation of proxies for the annual meeting of shareholders of Oregon Metallurgical Corporation, (the "Company" or "Oremet") an Oregon corporation, to be held April 27, 1995. These proxies are solicited by the board of directors. A proxy may be revoked at any time prior to its exercise. Revocation of a proxy may be effected by appearing in person at the annual meeting or by a written revocation delivered to the Secretary of the Company prior to the convening of the annual meeting. This Proxy Statement and accompanying form of proxy were first sent or given to shareholders on approximately March 24, 1995.

     The Company has only one class of stock, namely, common stock. The close of business on March 10, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On the record date, there were outstanding 10,895,604 shareholders have cumulative voting rights. Proxies of shareholders will be voted by the persons named as proxies, and, in the absence of special instruction, may be cumulated in the manner authorized by the laws of Oregon, that is, either by giving one nominee for director as many votes as the number of directors to be elected (and for whose election the shareholder has a right to vote), such number being nine (9) for 1995, multiplied by the number of shares owned by the shareholder, or by distributing such votes on the same principal among any number of nominees.

     It is necessary that a majority of the outstanding common stock be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

     ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES. Requests for the Form 10-K should be addressed to Dennis P. Kelly, Vice President, Finance and Treasurer, at P.O. Box 580, Albany, Oregon 97321.



                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock at February 28, 1995 (i) by each person known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) by each of the Company's directors and certain executive officers with annual salaries and bonuses in excess of $100,000; and (iii) by all directors and named executive officers of the Company as a group.


                                                       SHARES         PERCENTAGE
                                                    BENEFICIALLY           OF
          NAME OF BENEFICIAL OWNER                     OWNED(1)        COMMON
                                                                       STOCK
Oregon Metallurgical Corporation Employee Stock
Ownership Plan, 530 SW 34th Avenue, Albany, Oregon
97321                                                   4,467,129         41.0%

Carlos E. Aguirre (2)                                      16,707           *

Gilbert E. Bezar                                            1,700           *

Robert P. Booth                                            13,788           *

Roger V. Carter                                             4,700           *

Nicholas P. Collins                                         7,100           *

Howard T. Cusic                                             3,800           *

David G. Floyd (2)                                         24,389           *

Dennis P. Kelly (4)                                         9,933           *

David H. Leonard                                            4,200           *

James S. Paddock (3)                                      202,000          1.8%

James R. Pate                                               1,400           *

Steven H. Reichman (2)                                      8,632           *

Orval N. Thompson                                           2,985           *

All directors and named executive officers as a group
(14 persons) (2) (4)                                      301,334         2.8 %



*    Less than 1%
(1) Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.
(2) Shares beneficially owned are in Mr. Aguirre's, Mr. Floyd's, and Mr. Reichman's ESOP accounts.
(3) Shares shown include 200,000 which are issuable under a warrant agreement with Mr. Paddock.
(4) Shares shown include 9,433 beneficially owned, which are in Mr. Kelly's ESOP account, and 500 shares in which voting and investment power is shared.


     The Oremet ESOP provides that the ESOP Trustee (U.S. National Bank of Portland, Oregon) shall vote all Common Stock of the Company held by the ESOP as directed by the ESOP Administrators in accordance with the directions of the participants. Each participant has the right with respect to Common Stock allocated to his or her ESOP account to direct the ESOP Trustee how to vote in any matter put to a shareholder vote. With respect to any Common Stock which has not been allocated to a participant's ESOP account or Common Stock as to which the ESOP Trustee has not received direction from any participant, the ESOP Trustee is required to vote the stock in the same proportion as it votes Common Stock as to which directions have been received from the participants.

     A sale of shares of Common Stock by the ESOP pursuant to a tender or an exchange offer is permitted only if approved by two-thirds of the votes cast by the participants. Each participant, to the extent permitted by law, is permitted one vote for each year of ESOP service. If a sale is approved, the ESOP provides that each participant will have the right to determine whether the shares allocated to his or her ESOP account should be tendered or exchanged. To the extent permitted by law, unallocated shares are subject to tender or exchange in the same proportion that allocated shares are approved for tender or exchange by the participants.



                              ELECTION OF DIRECTORS

     The board of directors of the Company consists of nine members. The board of directors held five meetings during the last fiscal year. During the portion of 1994 for which he was a director, each incumbent director attended at least 75% of the total of (i) the meetings of the board of directors and (ii) the meetings held by all committees of the board of directors on which he served.

     All nominees named for election are presently members of the board of directors. The term of office for which each nominee is a candidate will expire at the annual meeting of shareholders in 1996, and until a successor is elected. The accompanying proxy, when properly executed and returned to the Company, will, unless otherwise indicated, be voted for the nominees. If any nominee should become unavailable for election (an event which management does not anticipate), the proxy will be voted for the election of such substitute nominee as may be designated by the board of directors. The board of directors does not have a nominating committee. Nominations for directors are made by the board of directors as a whole. All nominees have indicated they will serve if elected. Beginning in 1997, directors, other than the President, must be under age 72, and have less than twelve years of cumulative service as a director.

     The Articles of Incorporation of the Company currently provide that, so long as 40 percent of Company stock is held by the ESOP, management's nominees to the board of directors must include the President of the Company, three directors that are unaffiliated with the Company's hourly (union) or salaried (non-union) employees, two persons selected by hourly employees and two selected by salaried employees of the Company, and one person to be selected at the discretion of the board. The proportional representation of nominees to the board of directors continues, at reduced numbers of nominees at various ESOP ownership levels, down to 10%. This provision of the Articles of Incorporation is proposed to be amended. See PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION, appearing at page 14, below.

                                    DIRECTORS

     Information with respect to each person nominated for election as a director is set forth below.

     Carlos E. Aguirre, Ph.D., age 51, the President and Chief Executive Officer of the Company, has been a director since June, 1993. Mr. Aguirre served as President of Axel Johnson Metals, Inc. from 1982 to 1993. Prior to that, Mr. Aguirre was the Vice President of Technology at Ingersoll-Johnson Steel Corporation from 1979 to 1982.

     Gilbert E. Bezar, age 64, has been a director of the Company since 1983. He was Vice President, Administration of Armco Inc.'s Strategic Metals Group from 1981 to 1985. He also held the similar position with Owens-Corning Fiberglas Corporation from 1985 until his retirement in 1988.

     Robert P. Booth, age 83, has been a director of the Company since its founding in 1956. Since 1952 he has been a director, and since 1985 Chairman of the Board, of Northwest Television, Inc., which operates three television stations in Oregon and one in Idaho.

     Roger V. Carter, age 65, selected by the salaried employees, has been a director of the Company since 1990. He has been an independent metals technology consulting engineer since 1986. He was employed by the Boeing Company from 1954 and served as Chief Metallurgist and Manager of Metals Technology at the time of his retirement in 1986.

     Nicholas P. Collins, age 62, selected by the salaried employees, has been a director of the Company since 1990. He is the Vice Chairman of ESCO Corporation, a steel technology company, where he has been employed since 1957.

     Howard T. Cusic, age 70, has been a director of the Company since 1980 and is Chairman of the board of directors. He retired as Senior Vice President of Owens-Corning Fiberglas Corporation in 1989 and was Group Vice President for Armco from 1981 to 1985. From 1973 to 1985, he was also President of HITCO, which was a wholly owned subsidiary of Owens-Corning Fiberglas Corporation from September 1985 to January 1987.

     David H. Leonard, age 48, selected by the hourly employees, has been a director of the Company since 1989. He has been a partner of the Salem, Oregon, law firm of Churchill, Leonard, Brown, Lincoln, Lodine and Hendrie, since 1976. He also serves on the Board of Trustees of Willamette University.

     James S. Paddock, age 53, became a director in September 1994. Since September 1994, he has been a Vice President of the Company and President, Chief Executive Officer and Chief Operating Officer of Titanium Industries, Inc., an 80% owned subsidiary of the Company. From 1986 to 1994 Mr. Paddock was the President, Chief Executive Officer and Chief Operating Officer of the predecessor company to Titanium Industries, Inc.

     James R. Pate, age 49, selected by the hourly employees, has been a director of the Company since 1989. He was Manager, Business Services, Oregon Department of Corrections from 1990 to 1993, and is currently the Financial Services Manager, Vocational Rehabilitation Division, Oregon Department of Human Resources.



                               EXECUTIVE OFFICERS

     Information about the five executive officers of the Company who are not also members of the board of directors is set forth below.

     David G. Floyd, age 52, has been Vice President, Commercial, since July, 1991. Mr. Floyd was Managing Director, International Sales for RMI Titanium Company from 1984 to 1991.

     Dennis P. Kelly, age 48, was appointed Vice President, Finance, Chief Financial Officer and Treasurer of the Company in 1993. Mr. Kelly was the Vice President Finance, Chief Financial Officer and Treasurer of Titanium Metals Corporation from 1985 to 1993.

     Steven H. Reichman, age 51, has been Vice President, Technology and Corporate Development since November, 1993. Mr. Reichman was Director of R & D at Wyman Gordon Company from 1983 to 1993.

     Stephen C. Stocks, age 58, has been employed by the Company since 1966 and is Vice President, Manufacturing and Engineering. Mr. Stocks was director of Manufacturing for the Company from 1981 to 1988, and Vice President, Manufacturing from 1988 to 1993.

     Orval N. Thompson, age 80, has been Secretary and General Counsel for the Company since 1956 and was Treasurer until April 1988. Mr. Thompson has been a director of the Company from April 1988 and until September 1994, and for various periods since the Company was incorporated. Mr. Thompson is of counsel to the law firm of Weatherford, Thompson, Quick & Ashenfelter, P.C., of Albany, Oregon.



                        COMMITTEES OF BOARD OF DIRECTORS

     The board of directors has an executive committee, an audit committee and a finance/compensation committee.

     The Executive Committee currently consists of Mr. Cusic, Chairman, Mr. Aguirre, Mr. Collins, and Mr. Leonard. The committee has authority to act on behalf of the board on all but major corporate actions which are reserved by law to the full board. In practice, the committee meets in place of the full board when pressing matters arise which require action between regularly scheduled meetings of the board. All actions taken by the committee are reported at the next board meeting. The committee held four meetings during 1994.

     The Audit Committee currently consists of Mr. Bezar (Chairman), Mr. Pate, and Mr. Carter. The audit committee, which met twice during the fiscal year, is responsible for (i) nominating independent auditors for selection by the board of directors, (ii) reviewing the planned scope of the independent audit,
(iii) reviewing the results of the independent auditors' examination,
(iv) reviewing annual financial statements prior to issuance, and (v) reviewing internal financial control procedures.

     The Finance/Compensation Committee, which currently consists of Mr. Bezar, Mr. Cusic, Mr. Collins and Mr. Leonard, held one meeting during 1994. The Finance/Compensation Committee, when requested by the board, reviews and advises the board on fiscal and compensation matters.



                               COMPENSATION POLICY

     The Finance/Compensation Committee (the "Committee") consists of four (4) Directors, none of whom are executive officers of the Company. The Committee advises the Board on compensation matters when requested by the Board. The Board adopted compensation policies in 1987 with the implementation of the Oremet ESOP. Specifically, under its Wage and Salary Synchronization resolution, adopted on November 11, 1987, the salaries of all salaried employees, including all executive officers, were reduced by approximately 16.5%. Salaries were then fixed at the reduced levels for the seven years ending December 11, 1994. However, salaries were increased for cost-of-living adjustments, and to match increases in the wages accorded to the Company's hourly employees. In accordance with the Synchronization Policy, salaried employees were granted pay increases effective August 1, 1991, as follows: 5% for the balance of 1991; 2% for 1992; and 2.5% for 1993. The compensation paid to all salaried employees is audited each year to assure compliance with the Wage and Salary Synchronization Policy.

     All executive officers who were employed at the time of the implementation of the ESOP, were subject to the Synchronization Policy. This currently applies to Mr. Stocks. In cases where executive officer positions have become vacant, or been created by the Board, during the course of the ESOP, the Board has discretion to award a compensation package that it believes is competitive with other companies in order to attract and retain such executives. Pursuant to such policy, the Board authorized employment contracts for the following new or vacant positions during the last two years: President and Chief Executive Officer (Mr. Aguirre); Vice President, Finance, Chief Financial Officer and Treasurer (Mr. Kelly); and Vice President, Technology and Corporate Development (Mr. Reichman). The agreements with the new executive officers of the Company generally provide for a base compensation, a bonus paid at the time of execution of the agreement, and an annual bonus. The annual bonus is reduced if certain ESOP, profit-based bonuses are awarded. Relocation expenses were not awarded under the executive officers' employment agreements.

        COMPENSATION POLICIES AND TITANIUM INDUSTRIES, INC., ACQUISITION

     The Company entered into several agreements with Mr. Paddock at the time of the Company's acquisition of Titanium Industries, Inc. ("TII") in order to assure the continued services of Mr. Paddock as President, Chief Executive Office and Chief Operating Officer after the acquisition. Mr. Paddock's compensation and benefits are paid by TII.

     A Corporate Organization and Shareholders Agreement ("COSA") between Mr. Paddock and Oremet sets forth the rights of Mr. Paddock as the minority shareholder of TII. The COSA provides Mr. Paddock with an annual right to sell to Oremet up to 50,000 of his 200,000 TII shares starting in 1999, and obligates Oremet to purchase at least 30,000 shares annually from Mr. Paddock starting in 2004. The purchase price is based on the net book value of TII as defined in the agreement. Mr. Paddock also entered into a Non-Competition and Confidentiality Agreement with both TII and Oremet, and was issued a warrant to purchase 200,000 shares of Oremet stock at $6.375 per share. Finally, Mr. Paddock entered into employment agreements with the Company and TII making him a Vice President of Oremet, and President, Chief Executive Officer and Chief Operating Officer of TII. Under the employment agreement with TII, Mr. Paddock is paid an annual salary of $225,000, and TII will institute an incentive bonus program that will reward Mr. Paddock an annual bonus based on TII's financial performance compared to key performance targets set by the TII board of directors each year. If Mr. Paddock voluntarily terminates his employment, or is terminated for cause, as defined in the agreement, the warrants (or underlying shares, if the warrants are exercised) to purchase Oremet stock, and the shares held by Mr. Paddock in TII, are partially forfeitable in accordance with schedules in the respective agreements.


                          PERFORMANCE AND COMPENSATION

     In adopting the ESOP, the Board stated its belief that participation of employees in the growth and profits of the corporation through an ESOP and related agreements would be a benefit to the corporation. Executive officers of the Company have acquired the following cumulative number of shares in their ESOP accounts: Mr. Aguirre, 16,707; Mr. Stocks, 40,586; Mr. Floyd, 24,389; Mr.
Reichman, 8,632; and Mr. Kelly, 9,433.   Mr. Paddock and Mr. Thompson are not
eligible to participate in the ESOP.

     Commencing in 1995, the Company will implement a bonus program for all hourly and salaried employees, including executive officers, but excluding employees of subsidiaries, based on profitability of the Company as measured by return on equity, provided that such return on equity is at least 3%. Final details of this profit sharing have not yet been decided.

     Effective January 1, 1995, the Company adopted a Savings Plan containing salary reduction features in which executive officers will participate. The Company will contribute one share of Oremet common stock for each day that an employee works. As part of such plan, the Company will contribute a matching contribution to the employee's contribution, and the match will be based on the profitability of the Company. In no event will such match exceed 3% of an employee's compensation.

     The Company is in the process of developing long-term incentive programs for executive officers of the Company to be effective for 1995.

     Mr. Aguirre's salary is not currently related to any performance-based measurement. The Committee established Mr. Aguirre's compensation for 1994 based on a number of factors including the compensation levels of chief executive officers at comparable companies, and Mr. Aguirre's qualifications.

     The tables which follow and accompanying narrative and footnotes reflect the above policies.




Gilbert E. Bezar     Howard T. Cusic     Nicholas P. Collins    David H. Leonard

                           SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for the last three years (or since commencement of employment if less than three years) for the Chief Executive Officer and for the next four most highly-compensated executive officers of the Company whose total annual salary and bonuses for the last year exceeded $100,000.

---------------------------------------------------------------------------------------------------------
        (a)              (b)            (c)            (d)                     (e)              (f)
     Name and                                                         Other Annual          All Other
     Principal                          Salary         Bonus          Compensation        Compensation
     Position            Year           ($)            ($)               ($)(5)               ($) (1)
---------------------------------------------------------------------------------------------------------
Carlos E. Aguirre        1994        $195,000        $40,000                ----            $105,357
 President & CEO         1993        $ 97,500       $105,000                ----              67,042
                         1992(3)         ----           ----                ----                ----


James S. Paddock         1994         $65,000        $90,000                ----                ----
 Vice President          1993(4)         ----           ----                ----                ----
(President & CEO of      1992(4)         ----           ----                ----                ----
 Titanium Industries,
 Inc.)

Dennis P. Kelly          1994         $120,00       $ 10,000                ----            $ 70,318
 Vice President          1993        $ 27,325       $ 50,000                ----            $ 16,706
 Finance and Treasurery  1992(3)         ----           ----                ----                ----

Steven H. Reichman       1994         $115,00       $ 10,000                ----             $64,757
 Vice President          1993         $16,586        $35,000                ----            $ 11,690
 Technology &            1992(3)         ----           ----                ----                ----
 Corporate

David G. Floyd           1994        $124,825           ----                ----            $ 56,290
 Vice President,         1993        $122,956           ----                ----              39,781
 Commercial              1992        $118,800           ----         $ 30,637(2)              33,900



     (1) Includes contributions to ESOP, Excess Benefit Plan and Supplemental Plan (together, the "Supplemental Shares") at December 31, values for the respective years: For 1994, Mr. Aguirre received 7,255 shares in the ESOP and 7,277 Supplemental Shares; Mr. Kelly received 9,433 shares in the ESOP and 266 Supplemental Shares; Mr. Reichman received 8,632 shares in the ESOP and 300 Supplemental Shares; and Mr. Floyd received 7,602 shares in the ESOP and 162 Supplemental Shares. Mr. Paddock does not participate in the ESOP or Supplemental Plan.

     (2)  Reimbursement for moving expense.

     (3)  The named officer was not employed by the Company in 1992.

     (4)  The named officer was not employed by the Company in 1992 or 1993.

     (5) Certain perquisites and personal benefits which were less than the lesser of $50,000 or 10% of the individual's bonus and salary are not shown.


     PENSION PLAN. The following table shows the estimated annual pension benefits under the Company's qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits for participants that would otherwise be denied by reason of certain Internal Revenue Code limitations on plan benefits. Benefits are payable on normal retirement at age 65 based on a straight single life annuity at specified salary levels (based on the highest average of five (5) consecutive years) with various years of service.



                           Y E A R S   O F   S E R V I C E
                    =======================================================
          SALARY         10       20        25      30        40
                    =======================================================
          $100,000     22,500     45,000   46,500   55,800   72,150

           120,000     27,100     54,200   56,050   67,260   86,930

           140,000     31,700     63,400   65,600   78,720  101,710

           200,000     45,500     91,000   94,250  113,100  146,050

           250,000     57,000    114,000  118,125  141,750  183,000

           300,000     68,500    137,000  142,000  170,400  219,950



     The benefits listed above are not subject to any deduction for social security benefits or other offset amounts. Salary used in determining retirement benefits generally consists of an employee's specified annual salary, including bonuses, as adjusted to the generally higher levels in existence prior to the implementation of the ESOP. The Company's executive officers named in the Summary Compensation Table have the following credited years of service under the plan as of January 1, 1995: Mr. Aguirre, two years; Mr. Kelly, one year; Mr. Reichman, one year; Mr. Floyd, four years.

     SEVERANCE ARRANGEMENTS. If there is a change in the ownership of a majority of the outstanding capital stock of the Company, other than in accordance with the existing ESOP, and within one year thereafter there is an involuntary termination of the employment, Mr. Aguirre will be paid two years salary as severance pay and continue to be eligible for all pension benefits otherwise available to him from the Company at the end of the severance pay period. Involuntary termination shall include a reduction in compensation or a reduction of responsibility.

     Messrs. Aguirre, Kelly and Reichman will receive severance pay equal to twelve months of their current base salary if their employment is involuntarily terminated within eighteen months from the date of their employment except if such termination is due to certain specific acts of misconduct engaged in by the employee as specified in the employee's employment agreement.

     Mr. Paddock's Employment Agreement with Titanium Industries, Inc., provides that if his employment is involuntarily terminated, in addition to receiving compensation for the remaining period of the agreement, he will receive two times his base compensation and bonus for the prior calendar year. If TII does not renew Mr. Paddock's employment at any renewal date before December 31, 2005, Mr. Paddock will be paid as a severance settlement 75 percent of his annual base compensation for two years.

     COMPENSATION OF DIRECTORS. Each member of the board of directors, excluding Mr. Aguirre, Mr. Paddock and the Chairman of the Board, is paid $6,000, and 300 shares of company stock, per year plus $600 for each board meeting attended, $450 for each meeting of a board committee attended and $450 for each meeting of the ESOP committee attended that is not on the same day as a board meeting. The Chairman of the board receives $9,000, and 450 shares of company stock, per year and an additional $1,000 for each day, or portion of a day, he spends on Company business. All directors are reimbursed for travel expenses incurred in attending board and committee meetings. Under the Company's Deferred Compensation Plan for directors, directors of the Company may defer their compensation until after they cease serving as directors but before they reach age 70. Amounts deferred earn interest at an annual rate of 10% and are payable in cash either in a lump sum or in up to five annual installments.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. For 1994, no member of the Compensation Committee was an officer or employee of Oremet.

     PERFORMANCE GRAPH. Set forth below is a line-graph comparing the yearly percentage change and cumulative shareholder return on Oremet common stock with the cumulative total return of the Index for the NASDAQ Stock Market (U.S. Companies) and a titanium industry group consisting of Oremet, RMI Titanium Company and Tremont Corporation. The graph commences in October of 1990 which is the date one of the peer companies started trading after its reorganization.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS
                            PERFORMANCE GRAPH FOR
                       OREGON METALLURGICAL CORPORATION


PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
Produced on 02/09/95 including data to 12/30/94





                                    LEGEND

Symbol          CRSP Total Returns Index for:             10/31/90    12/31/90    12/31/91    12/31/92    12/31/93    12/30/94
------          -----------------------------             --------    --------    --------    --------    --------    --------
______    -     Oregon Metallurgical Corporation             100.0       100.0        87.4        57.1       67.8        103.4

...__.    *     Nasdaq Stock Market (US Companies)           100.0       114.3       183.4       213.4      243.4        238.0

------ TRIANGLE Self-Determined Peer Group                   100.0       124.8        96.6        59.7       49.6         83.5


Companies in the SElf-Determined Peer Group
          R M I TITANIUM CO                           TREMONT CORP NEW



NOTES:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D. The index level for all series was set to $100.00 on 10/31/90.


                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In 1994 the Company paid Weatherford, Thompson, Quick & Ashenfelter, P.C., $152,368 as attorneys' fees, and Mr. Thompson's salary for his position as Director and Secretary.

     Mr. Collins filed a late report concerning his acquisiton of 2,000 shares of Oremet stock under SEC stock transaction reporting rules. Other than this single late report, Mr. Collins has otherwise timely filed all required reports of his stock transactions, and Mr. Collins took immediate action to remedy the oversight as soon as it was discovered.


                                PROPOSAL TO AMEND
                       RESTATED ARTICLES OF INCORPORATION

     The Board of Directors of Oremet has unanimously adopted the following resolutions approving and recommending to shareholders for their approval the stated amendments to the Restated Articles of Incorporation.

          RESOLVED: That the Board of Directors hereby proposes the following amendment to the Corporation's Articles of Incorporation for approval of the shareholders of the Corporation at the next annual meeting:

     That the second paragraph of Article V.B of the Corporation's Articles of Incorporation be amended to read in its entirety as follows:

          (a) As long as 25% of the Corporation's outstanding stock is held by defined contribution employee benefit plans which are qualified under Internal Revenue Code Section 401(a) (including, without limitation, the Oregon Metallurgical Corporation Employees Stock Ownership Plan and the Oregon Metallurgical Corporation Employees Savings Plan), four (4) of the nine (9) members of the Board of Directors of the Corporation shall be nominated as follows: Two
     (2) of said Directors shall be nominated by the Corporation's employees affiliated with the United Steelworkers of America, Local 7150 (the "Union Employees"), and two (2) of said Directors shall be nominated by the Corporation's employees who are not affiliated with the United Steelworkers of America, Local 7150 (the "Salaried Employees"); and

          (b) In the event that less than 25% of the Corporation's outstanding stock is held by such defined contribution employee benefit plans which are qualified under Internal Revenue Code 401(a), two (2) of the nine (9) members of the Board of Directors of the Corporation shall be nominated as follows: One (1) of said Directors shall be nominated by the Corporation's Union Employees, and one (1) of said Directors shall be nominated by the Corporation's Salaried Employees; and

          (c) Such proportional representation of defined contribution employee benefit plans which are qualified under Internal Revenue Code 401(a) shall be maintained if the number of directors is increased or decreased.



                             DESCRIPTION OF PROPOSAL

     The Articles of Incorporation of the Company currently provide that, so long as 40% of the outstanding stock of the Company is held by the ESOP, management's nominees to the board of directors must include the President of the Company, three directors that are unaffiliated with the Company's hourly (union) or salaried (non-union) employees, two persons selected by hourly employees and two selected by salaried employees of the Company, and one person to be selected at the discretion of the board. The proportional representation of nominees to the board of directors continues, at reduced numbers of nominees at various ESOP ownership levels, down to 10%.

     The proposed amendment replaces the current provisions providing for advancement of nominees to the board of directors by the Oremet ESOP by lowering the 40% threshold of stock ownership to 25% in order to retain four nominees. The representation of the ESOP would continue at a reduced number of nominees, two, if the number of ESOP shares falls below 10%. Finally, the proposed amendment allows shares held by the new Oremet Savings Plan to be used in determining the percentage of stock ownership held by employees.

     The Proposal applies to all defined contribution employee benefit plans qualified under Internal Revenue Code Section 401(a). There are only two such plans sponsored by Oremet: The Oremet ESOP and the Oremet Savings Plan.



                            REASONS FOR THE PROPOSAL

     The Company believes it has benefited from employee ownership through the ESOP which provides employees the ability to participate in the ownership of the Company. The provisions for representation on the board of directors by the ESOP have given the employees further incentive to be actively engaged in the success of the Company. Board members nominated by the ESOP and elected by all shareholders have proven responsive to the concerns of the employee-owners, and acted responsibly for the benefit of all shareholders.

     The Initial Acquisition Loan to fund the Oremet ESOP was paid off in 1994. All original acquisition shares acquired in 1987 on the implementation of the ESOP have been fully allocated to all participants in the ESOP. The natural attrition of ESOP ownership through employee terminations and diversity elections has continued to the point where the ESOP owns approximately 41% of all Company stock, compared to 67% in 1987. In order to avoid the reduction in ESOP rights to nominate directors, which will be reduced to two, from the current four, when ESOP ownership falls below 40%, the Company would continue such representation at four nominees to the board until employee ownership reaches 25%.

     The new Oremet Savings Plan will also provide for employee stock ownership of the Company. The Savings Plan, effective January 1, 1994, is a 401(k) type salary reduction plan. It is anticipated that the Company will contribute Oremet stock to the Savings Plan in order to match employee salary reductions, and as part of the profit sharing features of such plan.

     For these reasons, the Company believes stock ownership by the ESOP and the Savings Plan should be aggregated in determining the threshold levels for employees to advance nominees to the board of directors and be represented on the board.



                        RECOMMENDATION AND REQUIRED VOTE

     The Board of Directors recommends a vote FOR approval of the Proposal. The proposal will be effective upon the proposal being approved by holders of majority of shares voting on such amendment.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed the accounting firm of Coopers & Lybrand, 400 Country Club Road, Suite 300, Eugene, Oregon 97401, as its principal accountant to audit Oremet's financial statements for the 1995 calendar year. Coopers & Lybrand also examined and certified the financial statements for Oremet for the year ending December 31, 1994. The Company expects representatives of Coopers & Lybrand to be present at the annual meeting and to be available to respond to appropriate questions from shareholders. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.



                       1996 ANNUAL MEETING OF SHAREHOLDERS

     The 1996 Annual Meeting of Shareholders is scheduled to be held in Albany, Oregon, on April 25, 1996. Specific proposals of shareholders intended to be presented at the 1996 annual meeting of shareholders must comply with the requirements of the Securities Exchange Act of 1934, as amended, and be received by the Company's Corporate Secretary by November 16, 1995, for inclusion in its 1996 proxy materials.

                                  OTHER MATTERS

     Management knows of no matters to be brought before the meeting other than those described above. However, should any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.



                            MISCELLANEOUS INFORMATION

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, some solicitations may be conducted by telephone, telegraph, facsimile transmissions and personal interviews by a few regular employees of the Company.

     The Company does not expect to pay any compensation for the solicitations of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable expenses for furnishing shareholder lists and sending proxy material to principals and obtaining their proxies.




                         __________________________________________________
                         Albany, Oregon  97321


                         BY ORDER OF THE BOARD OF DIRECTORS
                         ORVAL N. THOMPSON, Secretary

                        OREGON METALLURGICAL CORPORATION
               Proxy solicited on behalf of the Board of Directors
                 Annual Meeting of Shareholders, April 27, 1995

     The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement in connection with the annual meeting above mentioned, and hereby appoints CARLOS E. AGUIRRE and ORVAL N. THOMPSON, and each of them, proxies of the undersigned, with full power of substitution, to attend said annual meeting and any and all adjournments thereof, and to vote all shares of Oregon Metallurgical Corporation stock the undersigned would be entitled to vote if personally present.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY WHEN PROPERLY EXECUTED BY THE UNDERSIGNED STOCKHOLDER WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE OF THIS PROXY. IF AUTHORITY IS NOT WITHHELD, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES AND FOR THE PROPOSAL LISTED ON THE REVERSE SIDE OF THIS PROXY.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)





                             -FOLD AND DETACH HERE-







                        OREGON METALLURGICAL CORPORATION


                         ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, APRIL 27, 1995

1.   ELECTION OF DIRECTORS
     FOR all nominees listed below                WITHHOLD AUTHORITY to vote
     (except as marked to the contrary below)     for all nominees listed below
                         / /                                     / /
     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.
     Carlos E. Aguirre        Roger V. Carter          David H. Leonard
     Gilbert E. Bezar         Nicholas P. Collins      James S. Paddock
     Robert P. Booth          Howard T. Cusic          James R. Pate

2.   PROPOSAL
     Approval of Amendment to the Restated Articles of Incorporation regarding rights of employees to nominate persons to the Board of Directors.
     / / For                       / / Against              / / Abstain


                                   DATED: _______________________________, 1995

                                   ____________________________________________
                                                  SIGNATURE(S)

                                   ____________________________________________
                                   PLEASE SIGN ABOVE EXACTLY AS YOUR NAME
                                   APPEARS ON THE LEFT SIDE HEREOF.  IF MORE
                                   THAN ONE NAME APPEARS, ALL SHOULD SIGN.
                                   PERSONS SIGNING AS EXECUTOR, ADMINISTRATOR,
                                   TRUSTEE, GUARDIAN, CORPORATE OFFICER OR IN
                                   ANY OTHER OFFICIAL OR REPRESENTATIVE
                                   CAPACITY, SHOULD ALSO PROVIDE FULL TITLE.




                             -FOLD AND DETACH HERE-








                        OREGON METALLURGICAL CORPORATION


                         ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, APRIL 27, 1995